ONESPAN INC.

Insider Trading Policy

1.	BACKGROUND AND PURPOSE

The United States federal securities laws prohibit any member of the Board of Directors (a “Director”), officer (as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934 (the “Exchange Act”)) (an “executive officer”), or employee of OneSpan Inc. or its subsidiaries (together, the “Company”) from purchasing or selling Company securities on the basis of material nonpublic information concerning the Company, or from tipping material nonpublic information to others. These laws impose severe sanctions on individuals who violate them. In addition, the Securities and Exchange Commission (the “SEC”) has the authority to impose large fines on the Company and on the Company’s Directors, executive officers, and controlling stockholders if the Company’s employees engage in insider trading and the Company has failed to take appropriate steps to prevent it (so-called “controlling person” liability).
This Insider Trading Policy is adopted in light of these legal requirements, and with the goal of helping:
•prevent inadvertent violations of the insider trading laws;
•avoid embarrassing proxy disclosures of reporting violations by person subject to Section 16 of the Exchange Act;
•promote compliance with the Company's obligation to publicly disclose information related to its insider trading policies and procedures and the use of certain trading arrangements by Company insiders;
•avoid the appearance of impropriety on the part of those employed by, or associated with, the Company;
•protect the Company from controlling person liability; and
•protect the reputation of the Company, its Directors, and its employees.
As detailed below, this policy applies to family members and certain other individuals and entities with whom Directors and employees have relationships. While the provisions in Section 2 and 3 of this policy are not applicable to transactions by the Company itself, transactions by the Company will only be made in accordance with all applicable U.S. federal securities laws, including those relating to insider trading.
1.1    What Type of Information is "Material"?
1.1

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Information concerning the Company is considered material if there is a substantial likelihood that a reasonable shareholder would consider the information important in making an investment decision with respect to the Company’s securities. Stated another way, there must be a substantial likelihood that a reasonable shareholder would view the information as having significantly altered the “total mix” of information available about the Company. Material information can include positive or negative information about the Company. Information concerning any of the following subjects, or the Company’s plans with respect to any of these subjects, would often be considered material:
•the Company's revenues or earnings;
•a significant merger or acquisition involving the Company;
•a change in control of the Company;
•a significant change in management or the Board of Directors of the Company;
•the public or private sale of a significant amount of securities of the Company;
•the Company's decision to commence or terminate the payment of cash dividends;
•the establishment of a program to repurchase securities of the Company;
•a stock split;
•a default on outstanding debt of the Company or a bankruptcy filing;
•a new product release or a significant development, invention, or discovery;
•the loss, delay or gain of a significant contract, sale or order or other important development regarding customers, partners, or suppliers;
•a significant operational issue or investigation of the potential for such issue, including cybersecurity incidents, service outages, and product defects;
•a conclusion by the Company or a notification from its independent auditor that any of the Company's previously issued financial statements should no longer be relied upon; or
•a change in or dispute with the Company's independent auditor.
This list is illustrative only and is not intended to provide a comprehensive list of circumstances that could give rise to material information.
1.2    When is Information "Non-public"?
Information concerning the Company is considered non-public if it has not been disseminated in a manner making it available to investors generally.

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Information will generally be considered non-public unless (1) the information has been disclosed in a press release, in a public filing made with the SEC (such as a Report on Form 10-K, Form 10-Q or Form 8-K), or through a news wire service or daily newspaper of wide circulation, and (2) a sufficient amount of time has passed so that the information has had an opportunity to be digested by the marketplace.

2.	PROHIBITIONS RELATING TO TRANSACTIONS IN THE COMPANY'S SECURITIES
2.1    Covered Persons. This Section 2 applies to the following individuals and entities (collectively, the "Covered Persons"):
•all Directors;
•all employees;
•all consultants or contractors who have access to OneSpan systems or confidential information, or who are otherwise designated by the General Counsel or Chief Financial Officer as being subject of this policy;1
•all family members of Directors and employees who share the same address as, or are financially dependent on, the Director or employee and any other person who shares the same address as the Director or employee (other than (x) an employee or tenant of the Director or employee or (y) another unrelated person whom the General Counsel determines should not be covered by this policy); and
•all corporations, limited liability companies, partnerships, trusts, or other entities controlled by any of the above Covered Persons, unless the entity has implemented policies or procedures designed to ensure that such Covered Person cannot influence transactions by the entity involving Company securities.
2.2    Prohibited on Trading While Aware of Material Nonpublic Information.
(a)    Prohibited Activities. Except as provided in Section 4, no Covered Person may:
•purchase, sell or gift (which term, as used in this policy, includes charitable donations) any securities of the Company while such Covered Person is aware of any material nonpublic information concerning the Company or recommend doing so to someone else;
•tip or otherwise disclose to someone else any material nonpublic information concerning the Company if the recipient may misuse that information, such as by purchasing or selling Company securities or tipping that information to others;
•purchase, sell or gift any securities of another company while such Covered Person is aware of any material nonpublic information concerning such other company while such Covered Person learned in the course of service as a Director or employee of the Company or recommend doing so to someone else; or

1    All provisions of this Policy that apply or refer to "employees" also apply and refer to these consultants or contractors.

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•tip or otherwise disclose to someone else any material nonpublic information concerning another company which such Covered Person learned in the course of service as a Director or employee of the Company if the recipient may misuse that information, such as by purchasing or selling securities of such other company or tipping that information of others.
(b)    Application of Policy After Cessation of Service. If an individual or entity ceases to be a Covered Person at a time when such individual or entity is aware of material nonpublic information concerning the Company, the prohibitions on purchasing, selling, and gifting of the Company securities in Section 2.2(a) shall continue to apply until that information has become public or is no longer material.
(c)    Corporate News Blackout Periods. The Company may from time to time notify certain Covered Persons that a prohibition on trading in the Company's securities (a "corporate news blackout period") is in effect in view of significant events or developments involving the Company. In such event, except as provided in Section 4, no such Covered Person may purchase, sell, or gift any securities of the Company during such corporate news blackout period or inform anyone else that a corporate news blackout periods is in effect; provided, however, that even if no corporate news blackout period is then in effect, if such Covered Person is aware of material nonpublic information, the prohibitions contained in Section 2.2(a) apply.
2.3    Prohibition on Pledges. No Covered Person may purchase Company securities on margin, borrow against Company securities held in a margin account, or pledge Company securities as collateral for a loan.
2.4    Prohibition on Short Sales, Derivatives Transactions and Hedging Transactions. No Covered Person may engage in any of the following types of transactions with respect to Company securities:
•short sales, including short sales "against the box"; or
•purchases or sales of puts, calls or other derivative securities; or
•purchases of financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) or other transaction that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities.

3.	ADDITIONAL PROHIBITIONS APPLICABLE TO DIRECTORS, EXECUTIVE OFFICERS, AND DESIGNATED EMPLOYEES
3.1    Restricted Insiders. This Section 3 applies to the following Covered Persons, who are subject to certain additional restrictions as set forth herein (collectively, "Restricted Insiders"):
•all Directors;
•all executive officers;

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•such other employees as are designated from time to time by the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, or the General Counsel as being subject to this Section 3 (the "Designated Employees");
•all family members of Directors, executive officers, and Designated Employees who share the same address as, or are financially dependent on, the Director, executive officer, or Designated Employee and any other person who shares the same address as the Director, executive officer, or Designated Employee (other than (x) an employee or tenant of the Director, executive officer, or Designated Employee or (y) another unrelated person whom the General Counsel determines should not be covered by this policy); and
•all corporations, limited liability companies, partnerships, trusts, or other entities controlled by any of the above Restricted Insiders, unless the entity has implemented policies or procedures designed to ensure that such Restricted Insider cannot influence transactions by the entity involving Company securities.
3.2    Blackout Periods.
(a)    Regular Blackout Periods. Except as provided in Section 4, no Restricted Insider may purchase, sell or gift any securities of the Company during the period beginning two weeks prior to the end of each fiscal quarter and ending upon the completion of the second full trading day after the public announcement of earnings and the filing of the Form 10-Q or Form 10-K, as applicable, for such quarter (a "regular blackout period").
(b)    Corporate News Blackout Periods. In addition to regular blackout periods, the Company may notify Restricted Insiders that a corporate news blackout period (as defined in Section 2.2(c)) is in effect. In the event of a corporate new blackout period, except as provided in Section 4, no individual who is notified by the Company about the corporate news blackout period may purchase or sell any securities of the Company during such corporate news blackout period or inform anyone else that a corporate news blackout period is in effect. In this policy, regular blackout periods and corporate news blackout periods are each referred to as a "blackout period."
(c)    Awareness of Material Non-Public Information when a Blackout Period is Not in Effect. Even if no blackout period is then in effect, if a Restricted Insider is aware of material nonpublic information the prohibitions contained in Section 2.2(a) apply.
3.3    Notice and Pre-Clearance of Transactions.
(a)    Pre-Transaction Clearance. No Director, executive officer, or other individual or entity designated by the General Counsel or Chief Financial Officer as being covered by this Section 3.3 (a "Pre-Clearance Person") may purchase, sell, gift, transfer, or otherwise acquire or dispose of securities of the Company, either directly or indirectly, other than in a transaction permitted under Section 4, without first obtaining written pre-clearance of the transaction from either the General Counsel or the Chief Financial Officer. Individuals who are Pre-Clearance Persons but not Directors or executive officers will be notified in writing by the General Counsel or the Chief Financial Officer that they are Pre-Clearance Persons, and the General Counsel or his or her designee will maintain a list of Pre-Clearance Persons. A request for pre-clearance shall be made in accordance with the procedures established by the General Counsel. The

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General Counsel and the Chief Financial Officer2 (or either of them) shall have sole discretion to decide whether to clear any contemplated transaction. All transactions that are pre-cleared must be effected within three business days of receipt of the pre-clearance unless a longer or shorter period has been specified by the General Counsel or the Chief Financial Officer. A pre-cleared transaction (or any portion of a pre-cleared transaction) that has not been effected during the three business day period must be pre-cleared again prior to execution. Notwithstanding receipt of pre-clearance, if the Pre-Clearnance Person becomes aware of material non-public information or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed.
(b)    Post-Transaction Notice. In connection with reporting obligations under Section 16 of the Exchange Act, each executive officer shall also notify the Chief Financial Officer or the General Counsel (or a designee of the Chief Financial Officer or the General Counsel) of the occurrence of any purchase, sale, gift, transfer, or other acquisition or disposition of securities of the Company as soon as possible following the transaction, but in any event within one business day after the transaction. Such notification may be oral or in writing (including by email) and should include the identity of the Restricted Insider, the type of transaction, the date of transaction, the number of shares involved and the purchase or sale price, or written plan that is intended either to satisfy the affirmative defense conditions of Rule 10b5-1(c) (and if so, the date of adoption of such contract, instruction or written plan) or to constitute a non-Rule 10b5-1 trading arrangement (as defined in Item 408(c) of Regulation S-K).
(c)    Deemed Time of a Transaction. For purposes of this Section 3.3, a purchase, sale, gift, transfer, or other acquisition or disposition shall be deemed or occur at the time the person becomes irrevocably committed to it (for example, in the case of an open market purchase or sale, this occurs when the trade is executed, not when it settles).

4.	EXCEPTIONS
4.1    Exceptions. The prohibitions in Sections 2.2(a) and 3.2 on purchasing, selling, and gifting of Company securities do not apply to:
•exercises of stock options or other equity awards or the surrender of shares of the Company in payment of the exercise price or in satisfaction of any tax withholding obligations, in each case in a manner permitted by the applicable equity award agreement; provided, however, that the securities so acquired may not be sold (either outright or in connection with a "cashless" exercise transaction through a broker) while the Covered Person is aware of material nonpublic information or during an applicable blackout period;
•acquisitions or dispositions of Company common stock under the Company's 401(k) or other individual account plan that are made pursuant to standing instructions, in a form approved by the Company, not entered into or modified while the Covered Person is aware of material nonpublic information or during an applicable blackout period;
2    The General Counsel shall have sole discretion to decide whether to clear transactions by the Chief Financial Officer or persons or entities subject to this policy as a result of their relationship with the Chief Financial Officer, and the Chief Financial Officer shall have sole discretion to decide whether to clear transactions by the General Counsel or persons or entities subject to this policy as a result of their relationship with the General Counsel.

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•other purchases of securities from the Company or sales of securities to the Company; provided, however, that if the transaction involves the exercise of stock options or other equity awards, the transaction must be permitted by the first bullet above;
•bona fide gifts that are approved in advance by the Company;
•purchases, sales, or gifts made pursuant to a binding contract, written plan or specific instruction which satisfies the applicable affirmative defense conditions of Rule 10b5-1(c), including as applicable the requirements applicable to an eligible sell-to-cover transaction as defined in Rule 10b5-1(c)(1)(ii)(D)(3) (a "trading plan"); provided such trading plan: (1) is in writing and (2) was submitted to the Company for review by the Company prior to its adoption; and
•purchases, sales, or gifts made pursuant to a binding contract, written plan or specific instruction which satisfies the definition of a "non-Rule 10b5-1 trading arrangement" as such term is defined in Item 408(c) of Regulation S-K, provided such non-Rule 10b5-1 trading arrangement: (1) is in writing and (2) was submitted to the Company for review prior to its adoption.
4.2    Partnership Distributions. Nothing in this policy is intended to limit the ability of a venture capital partnership or other similar entity with which a Director is affiliated to distribute Company securities to its partners, members, or other similar persons. It is the responsibility of each affected Director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances and applicable securities laws.
4.3    Unwritten Public Offering. Nothing in this policy is intended to limit the ability of any Covered Person to sell Company securities as a selling stockholder in an unwritten public offering pursuant to an effective registration statement in accordance with applicable securities law.

5.	REGULATION BTR
If the Company is required to impose a "pension fund blackout period" under Regulation BTR, each Director and executive officer shall not, directly or indirectly sell, purchase, or otherwise transfer during such blackout period any equity securities of the Company acquired in connection with the service of such person as a Director or officer of the Company, except as permitted by Regulation BTR.

6.	PENALTIES FOR VIOLATION
Violation of any of the foregoing rules is grounds for disciplinary action by the Company, including termination of employment. In addition to any disciplinary actions the Company may take, insider trading can also result in administrative, civil, or criminal proceedings which can result in significant fines and civil penalties, being barred from service as an officer or director of a public company, or imprisonment.

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7.	COMPANY ASSISTANCE AND EDUCATION
7.1    Education. The Company shall take reasonable steps designed to ensure that all Directors and employees of the Company are educated about, and periodically reminded of, the federal securities law restrictions and Company policies regarding insider trading.
7.2    Assistance. The Company shall provide reasonable assistance to all Directors and executive officers, as requested by such Directors and executive officers, in connection with the filing of Forms 3, 4, and 5 under Section 16 of the Exchange Act. However, the ultimate responsibility, and liability, for timely filing remains with the Directors and executive officers.
7.3    Limitation on Liability. None of the Company, the Chief Financial Officer, the General Counsel, or the Company's other employees will have any liability for any delay in reviewing, or refusal of, a request for pre-clearance submitted pursuant to Section 3.3(a) or a trading plan submitted pursuant to Section 4.1. Notwithstanding any pre-clearance of a transaction pursuant to Section 3.3(a) or review of trading plan pursuant to Section 4.1, none of the Company, the Chief Financial Officer, the General Counsel, or the Company's other employees assumes any liability for the legality or consequences of such transaction or trading plan to the person engaging in or adopting such transaction or trading plan.
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DOCUMENT TRACKING

Document Information
Title	Insider Trading Policy	Version: 1.0
Owner	General Counsel & Chief Compliance Officer
Purpose	To prevent violations of the insider trading laws
Status	Final	Last reviewed: March 2024
Approved by	General Counsel & Chief Compliance Officer	Date: March 2024
Usage	This document is for internal use only.

Version	Date	Author	Description
1.0	March 2024	Lara Mataac	Initial version. Replaces Stock Trading Policy dated July 2019.

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